UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 5, 2025

EQT CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	001-3551	25-0464690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222

(Address of principal executive offices, including zip code)

(412) 553-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	EQT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2025, the Management Development and Compensation Committee (the “Compensation Committee”) of the Board of Directors of EQT Corporation (the “Company”) approved the EQT Corporation 2025 Short-Term Incentive Plan (the “2025 STIP”), to provide the terms of annual bonus opportunities to be granted to the Company’s executive officers and other participating employees. The purposes of the 2025 STIP are to maintain a competitive level of total cash compensation and to align the interests of the Company’s executives and other employees with those of the Company’s shareholders and with the strategic objectives of the Company.

The 2025 STIP provides the Company’s executive officers and other participating employees with an opportunity to earn cash incentive compensation based upon the achievement of performance goals over a specified performance period. All of the Company’s executive officers and certain other employees designated as eligible employees from time to time are eligible to participate in the 2025 STIP.

The terms of the 2025 STIP are substantially the same as the terms of the EQT Corporation 2024 Short-Term Incentive Plan (the “2024 STIP”); however, the performance measures on which awards under the 2025 STIP will be granted differ from those in the 2024 STIP, and include: (i) free cash flow per share; (ii) total capital expenditures; (iii) cash operating costs; (iv) natural gas production; and (v) environmental, health and safety intensity. Payment of incentive awards under the 2025 STIP is dependent upon achievement of defined goals for each performance metric; however, the Compensation Committee retains the discretion to increase, reduce or eliminate any incentive award that becomes payable under the 2025 STIP.

Awards under the 2025 STIP will be granted for services provided in calendar year 2025 and will be payable in 2026. Incentive awards under the 2025 STIP are paid in cash within two and one-half months following the end of calendar year 2025 and after the Compensation Committee has determined and certified the level of performance achieved and the incentive awards earned. The Compensation Committee may, in its discretion, determine to satisfy an obligation for all or any part of an incentive award by issuing shares of the Company’s common stock equal in value to the cash payment otherwise due. Such shares, if any, would be issued under the EQT Corporation 2020 Long-Term Incentive Plan (the “2020 LTIP”) or other source as determined by the Compensation Committee, in its discretion, or any successor plan.

In the event of a change of control of the Company, as defined under the 2020 LTIP or its successor plan, the period for which performance is measured will automatically end on the date of the change of control and the performance goals will be deemed to have been achieved for the pro-rata portion of the performance period that elapsed through the date of the change of control at target levels. In such event, incentive awards are paid to participants on a pro-rata basis within the time period specified above, subject to the Compensation Committee’s overall discretion.

The foregoing description of the 2025 STIP does not purport to be complete and is qualified in its entirety by reference to the form of EQT Corporation Short-Term Incentive Plan, which is filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on May 4, 2020 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQT CORPORATION

Date: February 6, 2025	By:	/s/ William E. Jordan
	Name:	William E. Jordan
	Title:	Chief Legal and Policy Officer and Corporate Secretary